Exhibit 99.1

Crumbs Holdings LLC FAQs
January 31, 2011

Q. Who is Crumbs Holdings LLC?
A. Crumbs Holdings LLC is the parent company that owns the businesses operating under the trade name “Crumbs Bake Shops” (“Crumbs”).  As of January 10, 2011 Crumbs operated 34 company stores in six states and Washington, DC, including 14 locations in New York City.  The company also has a rapidly expanding e-commerce division at www.crumbs.com that ships cupcakes nationwide.

Q. Why is Crumbs Holdings LLC going public?
A. Crumbs is going public so that it can accelerate its growth and solidify its presence as the premier retailer of cupcakes in the country.  We believe that if the business combination agreement between 57th Street General Acquisition Corp. and Crumbs Holdings LLC announced on January 10, 2011 is ultimately consummated, the business combination, combined with Crumbs’ scalable platform, will enable Crumbs to reach planned 200 locations in the top 15 markets by year end 2014.

Q. Who is 57th Street General Acquisition Corp.? How can we learn more about the company?
A. 57th Street General Acquisition Corp. (“57th Street”) is a special purpose acquisition company. For more information and to view 57th Street’s public filings made with the Securities and Exchange Commission, please visit the Securities and Exchange Commission’s website at www.sec.gov.

Q. When is the transaction expected to be completed?
A. The business combination between 57th Street and Crumbs is expected to be completed April 2011.

Q. Following the consummation of the business combination, where will the securities of the post-transaction company be traded?
A. Following the closing of the transaction, 57th Street will propose to change its name to “Crumbs Bake Shop” and apply to list its securities on the NASDAQ Stock Market as soon as reasonably practicable.

Q. Does Crumbs Holdings LLC franchise?
A. Crumbs does not franchise.  All stores are owned by Crumbs.

Q. Where is Crumbs Holdings LLC corporate headquarters?
A. 110 West 40th Street, Suite 2100, New York, NY 10018

Q. I have a real estate site that would be perfect for a Crumbs Bake Shop – whom can I contact?
A. Please send an email to info@crumbs.com

Q. How can I contact Crumbs Holdings LLC public relations?
A. Please direct all public relation inquiries to crumbs@hs-pr.com

Q. How can I contact Crumbs Holdings LLC investor relations?
A. Please direct all investor relation inquiries to Raphael Gross of ICR, at raphael.gross@icrinc.com

Q. How can I contact Crumbs Holdings LLC media relations?
A. Please direct all media relation inquiries to Bo Park of ICR, at bo.park@icrinc.com

Forward Looking Statements

In addition to historical information, these questions and answers may contain a number of “forward-looking statements.” Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction involving 57th Street and Crumbs, including future financial and operating results; 57th Street’s and Crumb’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the transaction that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed transaction, these factors include, but are not limited to: the risk that governmental and regulatory review of the tender offer documents may delay the transaction or result in the inability of the transaction to be consummated by May 31, 2011 and the length of time necessary to consummate the proposed transaction; changing legislation and regulatory environments; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; the risk that a condition to closing of the transaction may not be satisfied; the risk that the businesses will not be integrated successfully; the risk that the anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the ability to meet the NASDAQ Stock Market listing standards, including having the requisite number of round lot holders or shareholders; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs is engaged; general economic conditions; and the diversion of management time on transaction-related issues. These risks, as well as other risks associated with the transaction, will be more fully discussed in the Schedule TO that will be filed with the SEC in connection with the transaction. Additional risks and uncertainties are identified and discussed in 57th Street’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in these questions and answers speak only as of the date of these questions and answers. Neither 57th Street nor Crumbs undertakes any obligation to update its forward-looking statements to reflect events or circumstances.

Important Information about the Tender Offer

The planned tender offer for the common stock and warrants of 57th Street has not yet commenced. Any description contained herein is not an offer to buy or the solicitation of an offer to sell securities. The solicitation and the offer to buy 57th Street securities will be made pursuant to an offer to purchase and related materials that 57th Street intends to file with the SEC. At the time the offer is commenced, 57th Street will file a tender offer statement on Schedule TO with the SEC.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all security holders of 57th Street when available. In addition, all of these materials (and all other materials filed by 57th Street with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.  Security holders may also obtain free copies of the documents filed with the SEC by 57th Street by directing a request to: 57th Street General Acquisition Corp., 590 Madison Avenue, 35th Floor, New York, New York 10022.  Security holders of 57th Street are urged to read the tender offer documents and the other relevant materials when they become available before making any investment decision with respect to the tender offer because they will contain important information about the tender offer, the business combination transaction and the parties to the merger.